[DESCRIPTION] SUBSIDIARIES OF REGISTRANT


                     EXHIBIT 21 - SUBSIDIARIES OF REGISTRANT


         Betz Canada Inc., a Canadian corporation.

         Betz PaperChem, Inc., a Florida corporation.

         Betz Process Chemicals, Inc., a Texas corporation.

* Betz International, Inc., a Pennsylvania corporation, holds substantially all of the stock of:

         Betz de Venezuela,C.A., a Venezuelan subsidiary;

         Betz Pte., Ltd., a Singapore subsidiary;

         Betz Pty, Ltd., an Australian subsidiary;

         Betz Korea, Ltd., a Korean subsidiary;

         Betz Chemicals India, PVT., Ltd.;

         Betz Taiwan, Ltd., a Taiwanese subsidiary;

         Betz (Malaysia) Sdn. BHD, a Malaysian subsidiary; and

         Betz International (Thailand) Co., Ltd., a Thai subsidiary.

* Betz Europe, Inc., a Delaware corporation, holds directly or indirectly all of the stock of:

         Betz Limited, a United Kingdom subsidiary;

         Betz G.m.b.H., a German subsidiary;

         Betz N.V., a Belgium subsidiary;

         Betz Sud S.p.A., an Italian subsidiary;

         Betz Ges.m.b.h., an Austrian subsidiary;

         Betz Industries S.A., a French subsidiary;

         Finn Betz OY, a Finnish subsidiary;

         Betz Kemi AB, a Swedish subsidiary;

         Misan Chimica S.P.A., an Italian subsidiary;

         Misan Iberica, S.A., a Spanish subsidiary; and

         Misan Portuguese, L.D.A.; a Portuguese subsidiary.

* None of the foreign subsidiaries listed above constitutes a "significant subsidiary" as defined in Rule 1-02(v) (17 CFR 210.1-02(v) of Regulation S-X); however, Betz International, Inc. and Betz Europe, Inc., the holders of nearly all of the stock of such foreign subsidiaries, do constitute "significant subsidiaries" of the Registrant.